Exhibit 10.02

LOEWS CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE (this “Notice”) is made as of the grant date set forth below (the “Grant Date”) and evidences the grant of the Award set forth below by Loews Corporation, a Delaware corporation (the “Company”), to the individual named below (the “Grantee”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Loews Corporation 2016 Incentive Compensation Plan (the “Plan”).

Name of Grantee:	[______________]
Grant Date:	[______________]
Target Number of PRSUs:	[______________]
Performance Period:	[______________]
Performance Goals:	See Schedule 1 attached hereto
Vesting Date:	•Second Anniversary of the Grant Date, as to 50% of the Earned PRSUs (“Tranche 1”) •Third Anniversary of the Grant Date, as to 50% of the Earned PRSUs (“Tranche 2”)

1.Grant of Awards. The Company hereby grants to the Grantee Performance-Based Restricted Stock Units (“PRSUs”) as set forth herein, subject to the terms and conditions of this Notice and the Plan. This Notice shall constitute the Award Terms for purposes of the Plan.
2.Performance Period, Vesting and Payment.
(a)Performance Period. Subject to the remaining terms of this Notice, after completion of the Performance Period, the number of PRSUs earned under this Notice (the “Earned PRSUs”) will be based on the achievement of the Performance Goals as set forth on Schedule 1. The PRSU Award that could have been earned in accordance with the provisions of Schedule 1 that is not earned as of the end of the Performance Period shall be immediately forfeited at the end of the Performance Period.
(b)Payment. Each Earned PRSU shall, subject to the vesting schedule set forth above and the other terms herein, represent the right to receive one share of Stock. Any Earned PRSUs that become vested shall thereafter be payable in accordance with Section 2(c).
(c)Timing and Manner of Payment after Vesting of PRSUs.
(i)The “Vesting Date” for the Earned PRSUs shall be the applicable date set forth above.

(ii)Except as provided in Sections 3(d) and (e), within thirty (30) days following the vesting of any portion of this Award, the Company shall deliver to the account of the Grantee a number of shares of Stock equal to the number of Earned PRSUs subject to this Award (including any additional PRSUs accrued under Section 4(b) of this Notice) that vests (rounded down to the nearest whole share in the aggregate) plus the amount of any deferred cash accrued under Section 4(b) of this Notice in respect thereof, unless such Earned PRSUs are terminated or are forfeited pursuant to this Notice or the Plan.
(iii)In accordance with Section 3(a) of this Notice, the vesting schedule in this Notice requires continued employment or service with the Company or one of its Subsidiaries through the applicable Vesting Date as a condition to the vesting of the applicable portion of this Award and the rights and benefits under this Notice. Except as provided in Sections 3(b) through (e), employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in this Notice or under the Plan.
(iv)The Grantee may be permitted to elect to defer receipt of payment related to the PRSUs (including PRSUs and deferred cash accrued under Section 4(b) of this Notice), to the extent permitted by and in accordance with a separate deferral program.
(v)Notwithstanding anything to the contrary in this Notice, the Company reserves the right, at its sole discretion, to settle any vested PRSU by cash payment in lieu of Stock. If the Company elects to settle any PRSU in cash, the amount of cash to be paid by the Company in settlement shall be determined by multiplying (a) the number of vested PRSUs to be settled in cash, by (b) the Fair Market Value of a share of Stock as of the applicable vesting date.
3.Forfeitures.
(a)Termination of Employment. Except as provided in Sections 3(b) through (e) below, if the Grantee’s employment or service with the Company and/or its Subsidiaries terminates prior to a Vesting Date for any reason, the PRSUs, including any Earned PRSUs to the extent not vested, shall be forfeited as of the date of such termination of employment or service.
(b)Death or Disability. If the Grantee’s employment or service with the Company and/or its Subsidiaries terminates on account of death or Disability during the Performance Period, the PRSUs shall continue to be subject to Section 2(a) of this Notice as if the Grantee had remained employed with the Company through the end of the Performance Period and any Earned PRSUs as of the end of the Performance Period shall become fully vested at such time and shall be paid in accordance with Section 2(c) above. If the Grantee’s employment or service with the Company and/or its Subsidiaries terminates on account of death or Disability following the Performance Period, the Earned PRSUs shall become fully vested as of the date of such termination of employment or service and shall be paid in accordance with Section 2(c) above.
(c)Without Cause. If the Grantee’s employment or service is terminated by the Company and/or its Subsidiaries without Cause during the Performance Period, the PRSUs shall continue to be subject to Section 2(a) of this Notice as if the Grantee had remained employed with the Company through the end of the Performance Period and then each Tranche of Earned PRSUs, if any, shall vest Pro-Rata (as defined below), and shall be paid in accordance with Section 2(c) above. If the Grantee’s employment or service is terminated by the Company and/or its Subsidiaries without Cause following the Performance Period, each Tranche of Earned PRSUs shall vest Pro-Rata (as defined below), and shall be paid in accordance with Section 2(c) above. Any unvested Earned PRSUs shall be forfeited as of the date of such termination of employment or service.

(i)Pro-Rata Definition. For purposes of this Section 3(c) of this Notice, the term “Pro-Rata” means: (1) with respect to Tranche 1, a fraction, the numerator of which is the number of months completed from the date of grant through the date of such termination of employment or service, and the denominator of which is 24, and (2) with respect to Tranche 2, a fraction, the numerator of which is the number of months completed from the date of grant through the date of such termination of employment or service, and the denominator of which is 36.
(d)Retirement in Year of Grant. Subject to Section 6(a) below, if the Grantee’s employment or service with the Company and/or its Subsidiaries terminates on account of Retirement during the Performance Period and the Grantee has provided at least six (6) months prior written notice of such Retirement to the Company, the PRSUs shall continue to be subject to Section 2(a) of this Notice as if the Grantee had remained employed with the Company through the end of the Performance Period and any Earned PRSUs as of the end of the Performance Period shall vest based on a fraction, the numerator of which is the number of days completed from January 1 in the calendar year of the date of grant through the date of such termination of employment or service, and the denominator of which is 365 and shall be paid within thirty (30) days following the end of the Performance Period. Any unvested Earned PRSUs shall be forfeited as of the end of the Performance Period.
(e)Other Retirement. Subject to Section 6(a) below, if the Grantee’s employment or service with the Company and/or its Subsidiaries terminates on account of Retirement following the Performance Period and the Grantee has provided at least six (6) months prior written notice of such Retirement to the Company, any unvested Earned PRSUs shall become fully vested as of the date of such termination of employment or service, and shall be paid within thirty (30) days of the Grantee’s date of termination of employment or service.
4.Dividend and Voting Rights.
(a)Limitation on Rights. The PRSUs and the deferred cash amounts credited pursuant to Section 4(b) are bookkeeping entries only. Notwithstanding Section 5(d) of the Plan, the Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in Section 4(b) below) and no voting rights with respect to the PRSUs or any shares of Stock underlying or issuable in respect of the PRSUs until such shares of Stock are actually issued to and held of record by the Grantee pursuant to the terms of this Notice. Notwithstanding Section 5(d) of the Plan, no adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such shares of Stock (except as expressly provided in Section 4(b) below).

(b)Dividends. Any deferred cash or PRSUs credited pursuant to this Section 4(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions (including the Performance Goals) as the original PRSUs to which they relate. No crediting of cash or PRSUs shall be made pursuant to this Section 4(b) with respect to any PRSUs that, as of the record date for that dividend, have either been paid or have terminated or been forfeited pursuant to this Notice.
(i)Cash Dividends. As of any date that the Company pays a cash dividend on its Stock:
(a)Unless the Board or the Committee determines to grant dividend equivalent rights with respect to any such cash dividend in the manner set forth in Section 4(b)(i)(b) below, the Company shall credit to a deferred account in the name of the Grantee an amount equal to the amount of such cash dividend on the number of shares remaining subject to the PRSUs on the record date for such dividend. Notional interest will accrue on all amounts credited to such account from the date of the dividend payment to the date the PRSUs and cash are delivered to the Grantee pursuant to Section 2. The applicable interest rate for such amount during each calendar year (or portion thereof) shall be equal to the yield on the one-year Treasury note, as published in the Wall Street Journal, on the first business day of that calendar year.
(b)If the Board or the Committee determines to grant dividend equivalent rights with respect to such cash dividend, the Company shall credit the Grantee with additional PRSUs determined by dividing (1) the amount of the cash dividend on the number of shares remaining subject to the PRSUs on the record date for such dividend, by (2) the closing price per share of the Stock on the payment date for such dividend.
(ii)    Stock Dividend Equivalents. As of any date that the Company pays a Stock dividend on its Stock, the Company shall credit the Grantee with an additional number of PRSUs equal to the number of shares of Stock that would have been issued with respect to a number of shares of Stock equal to the number of PRSUs outstanding on the record date for such dividend.
5.PRSU Award Subject to Plan. This Award is granted under and subject to and governed by the terms and conditions of this Notice and the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any conflict between this Notice and the Plan, the Plan shall control unless specifically stated otherwise in this Notice. In the event of any ambiguity in this Notice, any term that is not defined in this Notice, or any matters as to which this Notice is silent, the Plan shall govern.
6.Recoupment; Clawback.
(a)If the Grantee’s employment or service with the Company and/or its Subsidiaries terminates on account of Retirement, but within 12 months of such Retirement, the Grantee accepts a full-time position in a capacity (i) that is substantially similar to his/her prior position at the Company and/or its Subsidiaries as of the date of Retirement or (ii) in which he/she performs services that are substantially similar to those services he/she performed for the Company and/or its Subsidiaries as of the date of Retirement, then such Grantee shall be required to pay to the Company an amount equal to the value, based on the closing price of the Company’s Stock at the date of Retirement, of any PRSUs that were earned or vested as a result of such Retirement. The Grantee must pay such amount no later than five (5) business days of his/her commencing to perform such services.

(b)In addition, all PRSUs and cash earned or accrued under this Award shall be subject to clawback pursuant to any executive incentive compensation clawback policy adopted by the Corporation from time to time.
7.Tax Withholding. The Company shall withhold from the Grantee’s Award or other compensation any required taxes, including social security and Medicare taxes, and federal, state and local income tax, with respect to the income arising from the vesting or payment in respect of any PRSUs under this Notice. The Company shall have the right to require the payment of any such taxes before delivering any shares of Stock upon the vesting of any PRSU. The Grantee may elect at least six (6) months prior to any vesting event to have any such withholding obligations satisfied by: (i) delivering cash; (ii) delivering part or all of the withholding payment in previously owned shares of Stock; and/or (iii) irrevocably directing the Company to reduce the number of shares that would otherwise be issued to the Grantee upon the vesting of the Award by that number of whole shares of Stock having a Fair Market Value, determined by the Company, in its sole discretion, equal to the amount of tax to be withheld in such amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity in satisfaction of a Grantee’s tax obligations. Absent a specific election to the contrary by the Grantee, such withholding obligations shall be satisfied pursuant to the method described in clause (iii) of the preceding sentence or, at any time a withholding payment is required but no shares of Stock are being issued to the Grantee at such time, through withholding from any other cash payment to the Grantee, as determined by the Company in its sole discretion.
8.Section 409A Compliance. It is the intention of the Company and the Grantee that all payments, benefits and entitlements received by the Grantee under this Notice be provided in a manner that does not impose any additional taxes, interest or penalties on the Grantee with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Notice shall be construed and administered in accordance with such intent. Each of the Company and the Grantee has used, and will continue to use, their best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Company and the Grantee agree to work together in good faith to amend this Notice, and to structure any payment, benefit or other entitlement received by the Grantee hereunder, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Notice without violating any applicable requirement of Section 409A.
9.Governing Law. This Notice shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

10.Binding on Successors. The terms of this Notice shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
11.Transferability. The PRSUs shall not be treated as property or as a trust fund of any kind. This Award, including the PRSUs subject to this Award, is not transferable except as permitted by the Plan.
12.Entire Agreement. This Notice and the Plan contain the entire agreement and understanding between the parties as to the subject matter hereof.
13.Notices. All notices and other communications under this Notice shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:
If to the Grantee:
The address of his or her principal residence as it appears in the Company’s records.
If to the Company:
Loews Corporation
667 Madison Avenue
New York, NY 10065
Attention: Corporate Secretary
Facsimile: (212) 521-2997
or to such other address as any party shall have furnished to the other in writing in accordance with this Section 13. Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two (2) business days following mailing if delivered by first class mail.
14.Amendment. This Notice may not be modified, amended or waived except by an instrument in writing signed by the Company and the Grantee. The waiver by either party of compliance with any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach by the other party of a provision of this Notice.
15.Authority of the Administrator. The Plan is administered by the Committee, which shall have full authority to interpret and construe the terms of the Plan and this Notice. The determination of the Committee administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
16.No Rights to Continuation of Employment. Nothing in the Plan or this Notice shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company to terminate the Grantee’s employment at any time for any reason.

17.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section.
Effective as of the Grant Date, the Company has caused this Notice to be executed on its behalf by a duly authorized officer.
LOEWS CORPORATION

By: __________________________
Name:
Title:

Schedule 1
Performance Goals
The PRSUs (including any cash or additional PRSUs credited in respect of dividends paid by the Corporation) shall be earned based on the Company’s Performance Based Income per share (“PBI per share”), as defined below, for calendar year [YEAR] in the following manner:

PBI per share	Earned PRSUs
PBI per share at or above Target	100% of Target PRSUs (including any cash or additional PRSUs credited in respect of dividends paid by the Corporation)
PBI per share at 50-100% of Target	Linear Interpolation shall be applied to determine % of Target PRSUs (including any cash or additional PRSUs credited in respect of dividends paid by the Corporation)
PBI per share below 50% of Target	0% of Target PRSUs (including any cash or additional PRSUs credited in respect of dividends paid by the Corporation)
PBI per share at Target = $[___]1
Performance Based Income for [YEAR] is the Company’s Consolidated Net Income for [YEAR], excluding the following: [___]2
“PBI per share” for [YEAR] means the Company’s [YEAR] Performance Based Income divided by the weighted average number of fully diluted shares of the Company’s Common Stock outstanding during [YEAR].

1 PBI per share at Target amount is established annually by the Company’s Compensation Committee and disclosed in the Company’s Proxy Statement.

2 Performance Based Income exclusions are established annually by the Company’s Compensation Committee and disclosed in the Company’s Proxy Statement.